Exhibit 23.1

Ste.2201, GDH Bay City Centre,
No. 21 Zhujiang West Road, Guangzhou

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of MKDWELL Tech Inc. on Form F-3 of our report dated April 29, 2026, which includes an explanatory paragraph as to the MKDWELL Tech Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of MKDWELL Tech Inc. as of December 31, 2024 and 2025 and for each of the three years in the period ended December 31, 2025 appearing in the Annual Report on Form 20-F of MKDWELL Tech Inc. for the year ended December 31, 2025. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Guangdong Prouden CPAs GP

Guangzhou, China June 4, 2026